Exhibit 99-b

BLS Investor News

BellSouth Reports Fourth Quarter Earnings

o  1.8 million Cingular pro forma net customer additions
o  224,000 DSL net customer additions
o  467,000 long distance net customer additions

ATLANTA - BellSouth Corporation (NYSE: BLS) announced fourth quarter 2004 earnings per share (EPS):

o Reported EPS from continuing operations was 27 cents compared to 45 cents in fourth quarter 2003.
o Normalized EPS from continuing operations was 35 cents compared to 46 cents in fourth quarter of 2003.
o Total reported EPS from continuing and discontinued operations was 80 cents compared to 43 cents in fourth quarter 2003.

Reported Results from Continuing Operations

For the fourth quarter of 2004, BellSouth's consolidated reported revenue from continuing operations totaled $5.15 billion, an increase of 0.8 percent compared to the same quarter in 2003. Income from continuing operations was $496 million compared to $836 million in the same quarter of the previous year. Reported EPS from continuing operations for the quarter was 27 cents compared to 45 cents in the fourth quarter of 2003.

BellSouth's fourth quarter 2004 reported income and EPS from continuing operations were negatively impacted by restoration expenses due to hurricanes, severance-related expenses and a previously announced change in the calculation of the retiree medical benefit obligation. In addition, BellSouth's earnings related to Cingular Wireless were affected by merger integration costs from the acquisition of AT&T Wireless, high gross customer additions and upgrades, lower service revenue, accelerated depreciation and acquisition-related financing costs.

For the full year of 2004, BellSouth reported EPS from continuing operations of $1.87 compared to $1.88 in 2003. Consolidated revenue from continuing operations was $20.30 billion in 2004, flat compared to 2003. Income from continuing operations was $3.44 billion in 2004 compared to $3.49 billion the previous year.

Normalized Results from Continuing Operations

Normalized results from continuing operations are adjusted for BellSouth's 40 percent proportionate share of Cingular's revenues and expenses. Cingular completed its acquisition of AT&T Wireless on Oct. 26, 2004. Cingular's results for the quarter combine Cingular stand-alone results for the first 25 days of the quarter and the operations of the combined companies starting on Oct. 26, 2004. Prior period results for 2003 and the first three quarters of 2004 have not been restated.

Normalized revenue was $7.92 billion for the fourth quarter of 2004 compared to $6.63 billion for the fourth quarter in 2003. Normalized net income was $640 million compared to $846 million for the fourth quarter in 2003. Normalized EPS from continuing operations of 35 cents in the fourth quarter excludes the impact of hurricane- and severance-related expenses in the wireline business (5 cents) and merger integration costs from Cingular's acquisition of AT&T Wireless (3 cents).

Fourth quarter normalized EPS from continuing operations declined compared to the third quarter of 2004. Communications Group results were negatively impacted by a previously announced change in the calculation of the retiree medical benefit obligation (3 cents) and an annual FAS 112 adjustment (1 cent). In addition to acquisition-related financing costs (2 cents), BellSouth's earnings related to Cingular Wireless declined by approximately 7 cents due primarily to seasonal decline in roaming revenue, high gross customer additions, costs associated with incrementally higher customer upgrades and increased depreciation expense driven by adjustments to the expected useful life of TDMA equipment.

For the full year, normalized EPS was $1.83 in 2004 compared to $1.95 in 2003. Normalized revenue was $27.91 billion in 2004. Normalized net income was $3.36 billion for 2004.

Cash Flow and Capital

Operating free cash flow from continuing operations (defined as net cash provided by operating activities less capital expenditures) totaled $3.61 billion for 2004. Capital expenditures for continuing operations for 2004 were $3.19 billion, including $60 million in hurricane restoration capital, compared to $2.93 billion in 2003.

Communications Group

In 2004, revenue growth from long distance and DSL high-speed Internet service offset reduced revenue from access line declines, holding Communications Group revenue flat at $18.45 billion, compared to 2003. In the fourth quarter, revenue increased 0.6 percent to $4.65 billion compared to the same quarter the previous year. Operating margin for 2004 was 25.1 percent compared to 26.3 percent in 2003. Operating margin for the fourth quarter was 22.6 percent, impacted primarily by the previously announced change in the calculation of the retiree medical benefit obligation.

During the fourth quarter of 2004, BellSouth added a record 224,000 net DSL customers and ended the year at 2.1 million customers. This momentum reflects the continued success of the tiered service portfolio and was driven in part by the Company's long-term, strategic move to offer additional incentives and new pricing for FastAccess(R) DSL. Driven by DSL, network data revenue for the fourth quarter was $1.16 billion, an increase of 6.5 percent compared to the same quarter of 2003.

BellSouth added 467,000 mass-market long distance customers during the fourth quarter of 2004, and now serves more than 6.1 million mass-market long distance customers. These customers represent a 48 percent penetration of BellSouth's mass-market base and spend an average of approximately $17 per month on long distance with BellSouth.

With DIRECTV(R), BellSouth provides a competitively priced triple-play package of voice, data and entertainment services. Through Dec. 31, more than 200,000 customers have added DIRECTV(R) to their communications services packages.

As of Dec. 31, 2004, total access lines were 21.4 million, down 4.1 percent compared to a year earlier. UNE-P access lines resold by BellSouth competitors were 2.8 million at year-end 2004 compared to 2.4 million at year-end 2003. In the third and fourth quarters of 2004, UNE-P lines began a declining trend and decreased a total of 165,000 over the second half of 2004.

Cingular Wireless

Cingular Wireless, the nation's largest wireless provider, added nearly 1.8 million customers in the fourth quarter of 2004, on a pro forma basis, bringing its nationwide customer base to more than 49 million customers. Cingular's gross customer additions in the fourth quarter totaled 5.5 million on a pro forma basis, the best ever combined total for the two companies. Pro forma churn was
2.6 percent in the fourth quarter.

In the fourth quarter, BellSouth's share of Cingular's reported revenues was $2.83 billion. Reported average revenue per user (ARPU) in the fourth quarter was $49.22. ARPU on a pro forma basis was $49.67, down 4.7 percent versus pro forma results in the third quarter of 2004. The sequential decline is primarily attributable to seasonal declines in roaming revenues. ARPU on a pro forma basis was down 5.8 percent versus pro forma results for the same period in 2003. Year-over-year ARPU was adversely impacted by the transition of customers to GSM plans, Family Talk and non-cash deferrals of Rollover minutes. ARPU from data services continued its strong growth, reaching $2.89 on a reported basis. This growth was driven by the popularity of text messaging, mobile email, downloadable ringtones, games and photo messaging.

Cingular's normalized fourth quarter service margin from operating income before depreciation and amortization was 23.2 percent. This segment's normalized operating margin, which excludes integration costs, was 1.0 percent. Fourth quarter expenses and margins reflect negative impacts from accelerated depreciation, higher operating costs from high levels of gross customer additions, upgrade costs, costs associated with the progress in customer conversions to new Cingular GSM contracts and a range of customer service initiatives. Synergies from the merger will benefit Cingular's financial results as the integration plans progress in 2005.

Cingular has reached several important milestones in the integration process of AT&T Wireless operations and services. In addition to this quarter's net adds, Cingular integrated essentially all customer-facing operations by launch date and has migrated more than 1 million AT&T Wireless subscribers to new Cingular postpaid plans.

Advertising & Publishing

In the fourth quarter of 2004, Advertising & Publishing grew revenue by 1.1 percent year-over-year to $528 million. Operating margin for the fourth quarter of 2004 was 45.3 percent compared to 46.0 percent in the fourth quarter of 2003. Segment net income was $145 million compared to $147 million in the fourth quarter of 2003. Full year 2004 revenue was $2.0 billion, a 1.5 percent decline compared to 2003, and full year operating margins were stable at 47.3 percent compared to 47.5 percent in 2003.

Discontinued Operations: Latin America

In March 2004, BellSouth signed a definitive agreement with Telefonica Moviles, the wireless affiliate of Telefonica, S.A., to sell BellSouth's interests in its 10 Latin American operations. As of Jan. 11, 2005, BellSouth completed the sale of all 10 operations.

The Company's financial statements, as of Dec. 31, 2004, reflect results for the Latin American segment in the line item titled Discontinued Operations. For the fourth quarter, BellSouth reported income from discontinued operations of 53 cents per share compared to a loss of 3 cents per share in the fourth quarter of 2003. Results for the fourth quarter of 2004 include an after-tax gain of $915 million related to eight of the 10 properties that were closed prior to year-end. BellSouth will report an after-tax gain of approximately $385 million to $405 million in the first quarter of 2005 related to the January closing of the remaining two properties.

Normalizing Items

In the fourth quarter of 2004, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table:

                                                              4Q04     4Q03

GAAP Diluted EPS - Income from continuing operations          $0.27    $0.45

Hurricane-related expenses                                    $0.04

Wireless merger integration costs                             $0.03

Severance and lease termination costs                         $0.01    $0.01

Normalized Diluted EPS - Income from continuing operations    $0.35    $0.46


Hurricane-related expenses - Represents the incremental labor and material costs incurred during the fourth quarter related to service restoration and network repairs in the wireline business due to Hurricanes Charley, Frances, Ivan and Jeanne.

Wireless merger integration costs - Represents BellSouth's 40 percent share of tax-effected wireless merger integration costs of $245 million incurred during the fourth quarter in connection with the Cingular/AWE merger.

Severance and lease termination costs - Represents the net severance-related costs recorded in the fourth quarter associated with previously announced workforce reductions and a provision related to surplus office space under long-term leases.

Communications Group

Communications Group revenues were flat in 2004 compared to the full year of 2003. Voice revenues were down 0.7 percent compared to full year 2003, while data revenues increased 3.8 percent. Other revenue declined 4.9 percent in 2004.

Consumer revenues were stable in 2004, as long distance and DSL revenue growth compensated for the loss of 6.8 percent of retail residential access lines. Almost one-fourth of the year-over-year decline in retail residential access lines represented a shift to wholesale services, but the majority of access line losses were due to wireless and broadband substitution. During 2004, however, Consumer mitigated greater access line losses by reacquiring more than 75 percent of lines lost to UNE competitors during the year.

[Graphic inserted here
Consumer ARPU
Monthly Average
4Q03 - $53.20
1Q04 - $53.68
2Q04 - $55.47
3Q04 - $56.80
4Q04 - $57.32]

Small Business delivered strong results for the year with 4.3 percent revenue growth in 2004, driven by a successful customer reacquisition program and increased penetration of long distance and DSL. The Small Business unit reacquired more than three of every four lines lost to competitors during the year. For the full year of 2004, Small Business gained more than 15,000 lines, a substantial improvement from access line losses of almost 49,000 in 2003.

BellSouth's Large Business revenue declined 2.6 percent for the full year. A 6.7 percent year-over-year decline in access lines and competitive pricing pressure was partially offset by growth in complex long distance revenues.

Wholesale revenue increased 0.6 percent in 2004 compared to the full year of 2003, as a decline in switched access revenue was partially offset by year-over-year increases in UNE-P and wireless transport revenue. Trends in UNE lines changed in the second half of 2004, with UNE line declines of 54,000 and 111,000 in the third and fourth quarters, respectively.

[Graphic inserted here
Small Business Net Access
Line Change (in thousands)
2002 - (155)
2003 -  (49)
2004 -   16 ]

Packages

With a BellSouth Answers(R) package, consumers can customize a communications and entertainment services bundle to meet their specific needs. They can combine local calling plans with long distance, Internet, Cingular Wireless services and digital satellite television service from DIRECTV(R). In August, BellSouth began offering DIRECTV(R) digital satellite television service through all sales channels, as part of the BellSouth Answers(R) portfolio. The Company introduced the service on a limited basis earlier this year through its web channel, and then broadly rolled out the DIRECTV(R) bundle in late summer. During the fourth quarter, BellSouth added almost 109,000 subscribers to its DIRECTV(R) offer, and finished the year with more than 200,000 total subscribers. Fourth quarter additions included 50,000 new DIRECTV(R) customers and approximately 59,000 "opt-ins" (existing DIRECTV(R) customers who opted in to the BellSouth package). With the addition of video, the BellSouth Answers(R) package is one of the most comprehensive and competitively priced bundles in the marketplace today.

At the end of the fourth quarter, BellSouth Answers(R) communications packages had reached a penetration rate of 37.0 percent of retail primary lines. More than 80 percent of the current 4.4 million BellSouth Answers(R) customers have long distance in their package, and almost 45 percent have either FastAccess(R) DSL or BellSouth Dial(R) Internet service. The BellSouth(R) Unlimited Answers(R) package, which allows customers to call anywhere in the United States anytime for a flat monthly fee, comprised more than 40 percent of the BellSouth Answers(R) base.

More than 30 percent of BellSouth Answers(R) customers have two or more affiliate services - such as long distance, Cingular Wireless, DSL or dial-up Internet. These customers, who have multiple services in their communications bundle, spend more on average with BellSouth and are less likely to churn. BellSouth Answers(R) customers have an ARPU of more than $63.

Long Distance

BellSouth added 467,000 mass-market long distance customers in the fourth quarter and ended the year with more than 6.1 million customers. Total long distance subscribers grew 8.2 percent sequentially, and 54.8 percent compared to the same period in 2003. Mass-market penetration was 47.7 percent, representing
47.2 percent of primary residential access lines and 53.0 percent of BellSouth's mass-market small business accounts. Revenues for these mass-market long distance services totaled more than $300 million for the fourth quarter and more than $1.0 billion for the full year.


                           LONG DISTANCE PENETRATION

States     # Quarters     Consumer         Business      Total Mass
           Competing     Penetration     Penetration        Market
                                                         Penetration

GA/LA         11            51.1%           55.8%           51.5%

AL/KY/         9            48.9%           53.0%           49.2%
MS/NC/
SC

FL/TN          8            43.3%           51.0%           43.9%

Total                       47.2%           53.0%           47.7%



Popularity of the BellSouth(R) Unlimited Long Distance plan has driven long distance growth. More than 1.8 million customers have BellSouth Unlimited, comprising one-third of the consumer long distance base. In the fourth quarter, long distance churn reached a record low, improving more than 100 basis points from the fourth quarter of 2003. Continued success of BellSouth's Unlimited plan drove total mass-market long distance ARPU to approximately $17.

BellSouth booked $61 million of complex long distance revenue in the fourth quarter, a 104.1 percent increase over the fourth quarter of 2003. Through December 2004, the complex long distance backlog stood at approximately $624 million. This backlog represents an estimated value of the complex long distance business sold, but not yet booked as revenue. BellSouth provides combined voice and data services, including Frame Relay, ATM and Private Line with speeds up to OC-192, to customers in the Small and Large Business segments.

[Graphic inserted here
Long Distance Customers
(in thousands)
4Q03 - 3,960
1Q04 - 4,596
2Q04 - 5,131
3Q04 - 5,663
4Q04 - 6,130]


Voice Revenue and Access Lines Details

For the full year of 2004, voice revenues decreased 0.7 percent, as revenue declines from access line share loss were partially offset by growth in interLATA long distance. InterLATA long distance voice revenue was almost $1.2 billion in 2004, an increase of 95.7 percent compared to the full year of 2003.

Total switched access lines declined 4.1 percent year-over-year, due primarily to competitive share loss and technology substitution. Retail residential lines declined 6.8 percent, driven by UNE-P competition and technology substitution. Additional residential lines were down 15.9 percent compared to the fourth quarter of 2003, due to wireless and broadband substitution. Retail business lines declined 3.2 percent, reflecting continued demand pressures and migration to data products in Large Business. While UNE-P lines increased 352,000 year-over-year, UNE-P lines declined 111,000 sequentially.

Switched access minutes of use, excluding wireless, decreased 1.1 percent for the full year, due to access line loss and technology substitution. BellSouth Long Distance switched access minutes of use, which are included in total switched access minutes of use, were 21.1 billion in 2004, representing an increase of 110.3 percent from year-to-date 2003. Wireless carrier minutes increased 24.4 percent compared to the full year of 2003.

Broadband and Data Services

In 2004, network data revenues increased 3.8 percent to $4.5 billion. This increase was driven primarily by DSL revenue of almost $1 billion. Complex long distance data revenue growth of almost $75 million also contributed to the increase in data revenues in 2004. Data revenues represented 16.2 percent of total BellSouth normalized revenues and 24.5 percent of Communications Group revenues for the full year 2004. DSL drove retail data revenue growth of 11.5 percent over the full year of 2003. Revenue from wholesale data transport services sold to other communications providers, including long distance companies and CLECs, decreased
4.3 percent in 2004 compared to the entire year of 2003.

BellSouth offers three broadband speeds to meet the varying needs of our mass-market customers. The original version - BellSouth(R) FastAccess(R) DSL Ultra - runs at downstream connection speeds of up to 1.5 megabits. Since mid-2003, the Company has offered a lower speed version - BellSouth(R) FastAccess(R) DSL Lite - that runs at downstream speeds of up to 256 kilobits. In April of last year, the Company began offering BellSouth(R) FastAccess(R) DSL Xtreme, delivering downstream speeds of up to 3.0 megabits and upload speeds of up to 384 kilobits. BellSouth's broadband Internet service offers are among the most competitively priced in its markets. With a qualifying BellSouth Answers(R) package that includes Complete Choice and unlimited long distance, customers can buy FastAccess(R) DSL Xtreme for as low as $44.95, FastAccess(R) DSL Ultra for as low as $32.95 and FastAccess(R) DSL Lite for as low as $24.95.

[Graphic inserted here
DSL Quarterly Net Adds
(in thousands)
4Q03 - 126
1Q04 - 156
2Q04 - 120
3Q04 - 134
4Q04 - 224]


Promotions and improved churn drove a record 224,000 DSL customer additions in the fourth quarter of 2004 compared to 126,000 in the fourth quarter of 2003, a
77.8 percent growth rate. Retail DSL customer subscribers grew by 236,000, and were offset by a decline of 12,000 wholesale customers, as AOL stopped offering a DSL-based Internet service in the BellSouth region. BellSouth ended the quarter with almost 2.1 million DSL customers, representing an increase of 43.4 percent over the fourth quarter of 2003. DSL penetration increased to 13.5 percent of qualified lines and 9.8 percent of total switched access lines. DSL coverage currently extends to 76 percent of BellSouth households, and more than 80 percent of DSL-qualified lines have 3 megabits available.

During the fourth quarter, BellSouth launched highly competitive offers for FastAccess(R) DSL in the marketplace to generate new subscriber additions. Currently, new FastAccess(R) DSL customers receive a $15 discount per month on all BellSouth retail DSL Internet services for the first six months, after which regular monthly pricing applies. With the new pricing, BellSouth(R) FastAccess(R) DSL Internet service is available for an introductory price of as little as $9.95 per month with the BellSouth(R) Unlimited Long Distance plan.

In January 2005, BellSouth announced a technical trial of Microsoft(R) TV Internet Protocol Television (IPTV) Edition software platform, tapping the advanced capabilities of the Company's next-generation broadband network. By leveraging new DSL technologies - including ADSL2+ and copper pair bonding - and its short copper loops, BellSouth is currently testing IPTV hardware and software within its labs, with plans to expand the trial to set-top boxes in selected customers' homes.

In mid-2004, BellSouth initiated an enterprise-managed VoIP trial for business customers in Colombia, SC, and SE Florida (greater Miami). Based on the success of this trial, BellSouth is planning to expand service to additional markets, including Atlanta, New Orleans, Charlotte, Birmingham, Orlando and Louisville, by early- to mid-2005. Supported by our MPLS network, BellSouth's enterprise-managed VoIP solution enables businesses to consolidate voice and data networks, resulting in better utilization of resources for our customers.


[Graphic inserted here
Network Fiber Miles
(in thousands)
4Q03 - 4,753
1Q04 - 4,819
2Q04 - 4,911
3Q04 - 5,025
4Q04 - 5,163]

BellSouth has pushed fiber deeper into its network than any other peer company. Almost 50 percent of BellSouth households are served by less than 5,000 feet of copper. Approximately half of our 44,000 remote terminals are fed with fiber. As of the end of 2004, BellSouth had more than 5.2 million miles of fiber and had deployed fiber-to-the-curb facilities to more than 1 million homes. Every year, BellSouth will continue to add additional FTTC homes through greenfield deployment.


Expenses and Margins

Fourth quarter operating margin was 22.6 percent, down from historical trends, due primarily to the previously disclosed change in the calculation of the retiree medical benefit obligation. Excluding the impact of this item, operating margin was 25.0 percent for the quarter, reflecting only a slight decline in margins. For the full year, Communications Group operating margin was 25.1 percent compared to 26.3 percent a year ago. Cash operating expenses increased
4.0 percent for the full year of 2004, driven by increased labor costs and increased costs for providing retail long distance services. Higher labor costs resulted primarily from retiree and medical benefits and contract-driven raises. Lower uncollectible costs and, to a lesser degree, the phase-out of the payphone business offset some of the increased expenses.

Communications Group capital expenditures totaled approximately $3.0 billion in 2004 and included about $60 million of hurricane-related capital spending. Depreciation and amortization expense declined 4.7 percent during 2004, driven by declines in capital spending over the past several years.

Regulatory

On Dec. 15, 2004, the FCC announced new rules regarding the UNE obligations of incumbent local exchange carriers (ILECs). The FCC has not released the text of its order or the rules, which is necessary for the action to be official. The announcement indicated that the order, when issued, would define "impairment" essentially as it was in the FCC's 2003 order; prohibit the use of UNEs to provide mobile wireless and long distance telecom services; establish thresholds that permit nearly ubiquitous unbundling of high-capacity loops and significant unbundling of high-capacity transport; relieve ILECs of future obligation to provide CLECs with unbundled access to mass-market local switching; and provide a transition for ending past switch unbundling. When effective, the order and rules will replace an interim order issued in August 2004 that expires in mid-March 2005.

The elimination of switching as a UNE will end UNE-P, which is one important step in the right direction. Unfortunately, the new impairment thresholds for transport and high-capacity loops discount existing competition and do not follow the court's requirement to consider potential as well as actual competition.

Late last year, the Supreme Court agreed to hear an appeal of the "Brand X" cases filed by the cable industry and the FCC. The appeal stems from a decision by the 9th Circuit Court of Appeals to overturn the FCC's ruling that Internet access services provided over cable facilities are not subject to Title II, the regulations governing telecommunications services.

The Supreme Court's decision to hear "Brand X" is positive. If the high court agrees with the FCC's ruling, the path will be cleared for the FCC to equalize the regulatory burdens of Internet service providers.

Based on the realities of today's marketplace, the need for regulatory reform is clear. BellSouth will push for new, straightforward legislation that effectively fosters a more consumer-controlled, investment-friendly and less regulated marketplace.

Focus on Customer Service

In 2004, BellSouth launched two new sales channels designed to meet the needs of residential customers who prefer to make their purchases face-to-face: selling BellSouth's portfolio of strategic communications and entertainment services door-to-door and in Cingular Wireless stores. BellSouth's door-to-door campaign sends representatives of a third-party agent into neighborhoods to promote BellSouth services, such as BellSouth(R) FastAccess(R) DSL service, BellSouth(R) Long Distance, residential lines and DIRECTV(R) service. The residential door-to-door effort began in Atlanta last spring and has expanded into several key markets, including Birmingham, Charlotte, Jacksonville, Louisville, Orlando and West Palm Beach. Plans call for rapid expansion of this new sales channel to 15 markets throughout BellSouth's territory in 2005. In the fourth quarter of 2004, representatives of a third-party agent also began promoting BellSouth's products in select Cingular Wireless stores in Atlanta. The channel has been selling BellSouth Answers(R) packages,

BellSouth(R) Long Distance and BellSouth(R) Complete Choice Plan. BellSouth plans to expand the Cingular Wireless retail store sales channel initiative in 2005.


Cingular Wireless

On Oct. 26, Cingular completed its purchase of AT&T Wireless to create the largest wireless company in America. The immediate benefits of the merger to the new Cingular's customers are clear:

o Cingular now boasts the largest mobile-to-mobile pool in the country by serving more than 49 million customers - more than any other wireless carrier in the United States;

o Cingular has 290 million licensed pops and maintains an average of 58 Mhz in the top 100 U.S. markets - the broadest and deepest position in the market. Cingular's core spectrum assets will accommodate growth in subscribers and allow deployment of next-generation services;

o Cingular's products and services are sold in more than 19,000 retail distribution locations - the most expansive sales and service network in the market;

o Cingular has the broadest digital voice and data network in the industry through its coast-to-coast GSM EDGE network. EDGE is available to more than 260 million people in more than 8,500 cities and towns, and in areas along 30,000 miles of interstate highways.

As part of the agreement to approve the acquisition of AT&T Wireless, the Department of Justice required Cingular to divest assets in parts of Connecticut, Kentucky, Oklahoma, Missouri, Arkansas, Mississippi, Tennessee, Michigan and Texas. In addition, the Federal Communications Commission required Cingular to divest spectrum in markets with holdings over 80 Mhz. On Nov. 26, Cingular announced that it had met a substantial portion of the divestiture obligations imposed by the Department of Justice and FCC as conditions with the sale of certain wireless assets to ALLTEL for $170 million in cash and the swap of certain partnership interests. Closing of the transaction agreement is contingent upon regulatory approval and is expected to occur in the first quarter of 2005.

Cingular is now focused on integration execution and its principle goal of reaching industry-leading financial and operating metrics. Within the first 20 days, management had deployed "common service experience" collateral and systems across the country, including 38 million point-of-purchase pieces, nationwide home-on-home roaming and combined back-office systems for new orders and upgrades.


[Graphic inserted here
Industry-Leading Spectrum Depth
Average MHz in Top 100 U.S. Metropolitan Areas
Cingular         - 58
Verizon Wireless - 38
Sprint PCS       - 26
T-Mobile USA     - 24
Source:  Raymond James Equity Research]


Cingular's reported results for the quarter ended Dec. 31, 2004, are comprised of Cingular stand-alone results for the first 25 days of the quarter, prior to the transaction's close, plus combined Cingular and AT&T Wireless results for the remainder of the quarter. To provide comparability with previous quarters, Cingular also is furnishing comparisons based on pro forma results, which include acquired properties and exclude divested properties from all periods. These pro forma results reflect adjustments that are consistent with the pro forma financial statements filed with the Securities and Exchange Commission on Form 8-K/A dated Nov. 29, 2004, which are available at www.bellsouth.com/investor.

Cingular fourth quarter results were marked by strong demand and improved customer retention. On a pro forma basis, the company added 1.8 million subscribers during the fourth quarter - a 138.7 percent increase over the same period last year. Net additions benefited from strong sales and substantial reduction in churn. For the fourth quarter 2004, 1.2 million - or 71 percent of the total reported net adds - were postpaid retail customers.

Pre- and post-launch retention programs like home-on-home roaming proved successful, as churn fell 40 basis points year-over-year and 60 basis points sequentially to

[Graphic inserted here
Cingular Pro Forma Net
Customer Additions (in thousands)
4Q03 -   736
1Q04 -   174
2Q04 -   424
3Q04 -   808
4Q04 - 1,757]


2.6 percent when compared to pro forma results. Since Cingular introduced home-on-home roaming, customers have seen an improvement of more than 10 percent in access to the network in many areas. Approximately 90 percent of fourth quarter activations were completed on Cingular's Common Service Experience (CSE) platform. CSE subscribers purchase a Cingular rate plan, own a Cingular phone and reside on Cingular's back-office systems.

On a pro forma basis, the quarter saw Cingular generate 5.5 million gross additions as launch advertising, promotional incentives and exclusive handset offers stimulated sales channels. Upgrades were also strong. During the quarter, Cingular migrated more than 1.0 million former AT&T Wireless subscribers to Cingular billing systems and pricing plans. As Cingular adds new customers and upgrades its existing base, more subscribers reside on the GSM network, which provides better quality and greater cost savings to the company. At year-end, 79 percent of subscriber minutes were carried on Cingular's GSM network. Also, more than 65 percent of Cingular's customers were equipped with GSM handsets compared to a pro forma 57 percent in the third quarter.

[Graphic inserted here
Cingular Pro Forma
Customer Churn (percentage)
4Q03 - 3.0%
1Q04 - 3.2%
2Q04 - 3.0%
3Q04 - 3.2%
4Q04 - 2.6%]

Concurrent with the launch of the new Cingular, the company added five exclusive devices, including the Motorola Razr, Motorola V551 and the Sony Ericsson Z500A, to its handset portfolio. Several of these exclusives are EDGE-compatible, increasing the proportion of available handsets with high-speed data transmission capability. These handset exclusives demonstrate one of the ways Cingular is bringing intriguing products and services to its customers.

Cingular's pro forma fourth quarter revenues increased 1.8 percent compared to the fourth quarter 2003. The pro forma revenue increase was attributable to a larger average subscriber base and increases in equipment sales, partially offset by lower average revenue per user (ARPU). Pro forma service revenues decreased 2.8 percent sequentially and declined 0.7 percent compared to the same quarter last year.

Pro forma ARPU totaled $49.67 for the fourth quarter compared to $52.71 over the same period in 2003. The decline was due to lower access and airtime revenue per user, as customers migrate to popular family and national plans and rollover packages. Cellular/PCS Data ARPU rose substantially again this quarter. Ringtones and other downloaded media, along with an increase in short text messaging, contributed to a 181 percent increase compared to Cingular stand-alone in the fourth quarter last year.

Normalized cash operating expense at Cingular increased by 86.6 percent compared to fourth quarter 2003 and 78.6 percent sequentially as a result of the AT&T Wireless acquisition, incrementally higher gross customer additions and customer upgrades, and higher minutes of use associated with a growing subscriber base. Operating income before depreciation and amortization (OIBDA) was 23.2 percent of service revenues in the fourth quarter. This represents a decline of 220 basis points over the same period in 2003 and a decrease of 560 basis points over the third quarter of 2004.

Depreciation and amortization expense grew 143.9 percent and 142.8 percent respectively over the same periods. Cingular's operating income in the fourth quarter was $68 million.

Cingular's reported capital investments were $1.8 billion in the fourth quarter, an increase of 52.8 percent compared to the fourth quarter in 2003. This increase was due to system upgrades and network coverage improvements for the wider footprint of the combined companies' networks. Capital expenditures for the year were $3.9 billion.

On Nov. 30, Cingular announced plans to begin deployment of the nation's fastest high-speed mobile wireless data network based on international standards. The third-generation network will offer average data speeds between 400-700 kilobits per second, and bursts to several megabits per second on capable devices. Universal Mobile Telecommunications System (UMTS) and High-speed Downlink Packet Access (HSDPA) networks will be rolled out in a number of major urban and suburban markets beginning in 2005. The UMTS/HSDPA service will provide wireless high-speed Internet browsing and universal access to business productivity tools and consumer entertainment services. UMTS/HSDPA also offers customers the ability to have simultaneous voice and data sessions, so customers can use a handset to make a call at the same time they're checking email or browsing the Internet at high speeds. This key feature differentiates UMTS/HSDPA from other wireless technologies that only offer data services.

Cingular's financial statements for 2004, 2003, and 2002 can be accessed at www.bellsouth.com/investor.



Domestic Advertising & Publishing

BellSouth's Advertising & Publishing group currently produces more than 500 Yellow Pages titles and distributes approximately 63 million copies to residences, businesses and government agencies annually. Revenue from the Advertising & Publishing segment declined 1.5 percent for the full year of 2004, but grew 1.1 percent in the fourth quarter compared to the same period last year. Positive sales activity continued during the fourth quarter, and this unit remains on track for modest revenue growth in 2005. The fourth quarter and full-year operating margins remained strong, with the full year operating margin finishing at 47.3 percent.

During the fourth quarter, the directory affiliates of BellSouth and SBC Communications Inc. created an Internet Yellow Pages joint venture, and then closed the acquisition of the online directory publisher YellowPages.com, Inc. With the most recognized URL in the Yellow Pages industry, the two companies are now well-positioned to effectively serve the local Internet search customer and become the leading provider of nationwide, online Yellow Pages and Internet local search. Through this combination, the YellowPages.com site is expected to receive more than 50 million consumer searches per month.


Discontinued Operations - Latin America

BellSouth signed a definitive agreement in March 2004 to sell its interests in its 10 Latin American operations to Telefonica Moviles, the wireless affiliate of Telefonica, S.A. The purchase price is based on a total enterprise value of the 10 Latin American companies of $5.85 billion.

BellSouth closed on the sale of its operations in Ecuador, Guatemala, Panama, Colombia, Nicaragua, Peru, Uruguay and Venezuela in October 2004. For its interest in the eight properties, BellSouth received net proceeds of $2.9 billion and recognized an after-tax gain of $915 million, or 50 cents per share, in the fourth quarter of 2004. BellSouth closed the sale of its wireless operations in Chile and Argentina in January 2005. BellSouth received an aggregate of approximately $900 million for its interest in the two properties and will recognize an after-tax gain of approximately $385 million to $405 million, or approximately 22 cents per share, in the first quarter of 2005. The sale of all BellSouth ownership interests in Latin America is now complete.



Additional Details

Normalized Results

BellSouth's normalized revenue grew 19.5 percent in the fourth quarter of 2004 compared to the same quarter of 2003, which excludes AT&T Wireless results. The year-over-year revenue variance was driven by 81.0 percent growth at Cingular, primarily due to the AT&T Wireless acquisition. On a pro forma basis, Cingular revenue grew 1.9 percent relative to the fourth quarter of 2003. An increase of
0.3 percent in the Communications Group and a 1.2 percent increase in the Advertising & Publishing group also contributed to growth in normalized revenue.

For the fourth quarter, total normalized cash operating expenses increased 32.7 percent compared to a year ago. The variance was driven primarily by growth at Cingular due to the acquisition of AT&T Wireless, increased cost of goods for retail long distance services and increased labor costs impacted by retiree medical benefits expense adjustments, partially offset by lower force levels. Depreciation and amortization expense increased 24.9 percent, primarily driven by growth at Cingular from the acquisition of AT&T Wireless and Cingular's amortization of intangibles related to the AT&T Wireless acquisition. These expenses were partially offset by lower Communications Group depreciation due to lower spending on capital expenditures.

Normalized interest expense increased 31.0 percent in the fourth quarter, driven by debt issued to fund Cingular's acquisition of AT&T Wireless and by higher proportional interest expense at Cingular.

Full year 2004 capital expenditures for BellSouth, excluding Cingular, were $3.2 billion, a 9.1 percent increase compared to 2003. Of that total, $60 million was related to restoration costs for the hurricanes that impacted our markets during the third quarter of 2004. Year-to-date, capital expenditures as a percent of normalized revenues, excluding Cingular, were 15.9 percent.

BellSouth will release first quarter 2005 earnings at 8 a.m. on April 21, 2005.

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, GA and a parent company of Cingular Wireless, the nation's largest wireless voice and data provider.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers(R), residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular(R) Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers online and directory advertising through BellSouth(R) RealPages.com(R) and The Real Yellow Pages(R).

More information about BellSouth can be found at http://www.bellsouth.com.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; and
(v) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and, BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations web site, www.bellsouth.com/investor.

For More Information Contact:

Jeff Battcher, Media Relations at 404-249-2793
BellSouth Investor Relations at 800-241-3419